Exhibit 5.1

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402
+1 612 766 7000 main
+1 612 766 1600 fax

February 12, 2021

AudioEye, Inc.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

We have acted as counsel to AudioEye, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated February 12, 2021 (the “Prospectus Supplement”) to the Prospectus dated February 11, 2021 (together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company, pursuant to that certain At Market Issuance Sales Agreement dated February 11, 2021 (the “Sales Agreement”), by and between B. Riley Securities, Inc. and the Company, of shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) having an aggregate offering price of up to $30,000,000 (the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (File No. 333-252864) (the “S-3 Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined the Registration Statement, the Prospectus, the Sales Agreement, the Certificate of Incorporation of the Company, as amended, the Company’s Certificate of Designation for Series A Convertible Preferred Stock, the By-laws of the Company, as amended, and the proceedings taken by the Company in connection with the authorization of the Shares. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon representations made by the Company in the Sales Agreement, the assumptions set forth herein as to the matters referred therein and certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof. We have also examined such authorities of law as we have deemed relevant as a basis for our opinions.

In rendering the opinions set forth below, we have assumed the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by us that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed (i) the Sales Agreement has been, and any instruments related to delivery of the Shares will be, duly authorized, executed and delivered by each party thereto (other than the Company); (ii) each party having rights under the Sales Agreement (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Sales Agreement enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Sales Agreement against it and the other parties; and (iii) the officers of the Company will cause the offering of the Shares to be conducted in accordance with the limitations imposed from time to time by or pursuant to the resolutions of the Company’s board of directors (or relevant committee thereof).

- 2 -	February 11, 2021

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares, and upon payment therefor and delivery thereof in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable (i) if in the event issued as certificated shares, when certificates representing such Shares have been duly executed by the President or a Vice President of the Company and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or (ii) if in the event issued as uncertificated shares, upon book entry registration and issuance by the Company’s transfer agent and registrar.

This opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion as to any other matters, including without limitation any matters relating to the securities or blue sky laws of any jurisdiction or any rules or regulations thereunder, and no opinion may be inferred or implied beyond that expressly stated herein. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is given as of the date hereof, and we assume no responsibility for updating this opinion or the opinions or statements set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of any of such opinions or statements.

Very truly yours, Faegre Drinker Biddle & Reath LLP /s/ Matthew R. Kuhn
By: Matthew R. Kuhn, Partner